Exhibit 5.1

Reinhart Boerner Van Deuren s.c. P.O. Box 2965 Milwaukee, WI 53201-2965 1000 North Water Street Suite 1700 Milwaukee, WI 53202 Telephone: 414-298-1000 Facsimile: 414-298-8097 reinhartlaw.com

October 30, 2025

Veru Inc.

2916 N. Miami Avenue, Suite 1000

Miami, FL 33127

Ladies and Gentlemen:

We are acting as counsel to Veru Inc., a Wisconsin corporation (the “Company”), in connection with the proposed issuance and sale of an aggregate of (a) 1,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (b) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 7,000,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), and (c) accompanying Series A warrants to purchase up to 8,400,000 shares of Common Stock and Series B warrants to purchase up to 8,400,000 shares of Common Stock (such warrants, collectively with the Pre-Funded Warrants, the “Warrants” and collectively with the Shares, the “Securities”) (such shares collectively with the Pre-Funded Warrant Shares, the “Warrant Shares”), all of which Shares and Warrant Shares are to be sold by the Company pursuant to the Company’s effective registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2023, as amended by the Form S-3/A filed with the Commission on April 11, 2023, as declared effective by the Commission on April 14, 2023 (File No. 333-270606) (the “Registration Statement”), a base prospectus dated April 14, 2023 (the “Base Prospectus”) and a prospectus supplement dated October 29, 2025 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an Underwriting Agreement, dated October 30, 2025, by and between the Company and Canaccord Genuity LLC, as representative of the several underwriters named in Schedule A thereto (the “Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion we have, with your permission, relied on an officer’s certificate as to certain factual matters. In rendering this opinion we have, with your permission, assumed without investigation, verification or inquiry that all signatures on the documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete; each such document that is original is authentic and each such document that is a copy conforms to an authentic original.

Milwaukee • Madison • Waukesha • Rockford, IL

Chicago, IL • Phoenix, AZ • Denver, CO

The opinions expressed herein are limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.

Following (i) issuance of the Shares pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid and nonassessable.

2.	The Warrant Shares, when issued and paid for in accordance with the terms of the applicable Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an Exhibit to the Company’s Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and the Prospectus, and to all references to our firm included in or made a part of the Prospectus. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

REINHART BOERNER VAN DEUREN s.c.

BY	/s/ Benjamin Lombard

Benjamin G. Lombard

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